Exhibit 4.3

Executed Version

AMENDED AND RESTATED DEFINITIVE

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT, which amends and restates an arrangement agreement dated as of the 17th day of September, 2017, is made as of January 14, 2018.

BETWEEN:

LEADING BRANDS, INC., a company existing under the British Columbia Business Corporations Act

(“LBIX”)

AND:

LIQUID MEDIA GROUP LTD., a company existing under the British Columbia Business Corporations Act

(“Liquid”)

WHEREAS:

A.	LBIX and Liquid entered into an arrangement agreement dated as of September 17, 2017 (the “Original Arrangement Agreement”);

B.	LBIX and Liquid wish to amend and restate the Original Arrangement Agreement;

C.	LBIX and Liquid have agreed to proceed with a proposed transaction by way of the Plan of Arrangement (as hereinafter defined) whereby, among other things, LBIX will acquire all of the issued and outstanding Liquid Shares;

D.	Liquid proposes to have its shareholders consider the Arrangement on the terms set forth in the Plan of Arrangement; and

E.	LBIX has entered into a Liquid Voting Agreement (as hereinafter defined) with certain of the Liquid Supporting Shareholders (as hereinafter defined), and Liquid has agreed to cause any such remaining Liquid Supporting Shareholders to enter into a Liquid Voting Agreement within thirty (30) days of the date of this Agreement, pursuant to which, among other things, such Liquid Supporting Shareholders agree subject to the terms and conditions thereof, to vote, or use best efforts to cause to be voted, the Liquid Shares held by them and their associates and affiliates in favour of the Arrangement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties hereto hereby covenant and agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1	DEFINITIONS

In this Agreement, including the recitals and the schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(a)	“Agreement” means this amended and restated arrangement agreement, including the appendices attached hereto, as supplemented or amended from time to time;

(b)	“Arrangement” means the arrangement pursuant to the provisions of Section 288 of the BCBCA to be undertaken on the terms set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with this Agreement, the Plan of Arrangement or at the direction of the Court;

(c)	“Arrangement Resolution” means the Special Resolution approving the Arrangement and the transactions contemplated thereunder, to be approved at the Liquid Meeting by the Liquid Shareholders;

(d)	“affiliate” means, if used to indicate a relationship with a specified person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person, and a person shall be deemed to be controlled by another person if controlled in any manner whatsoever that results in control in fact by that other person (or that other person and any person or persons with whom that other person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified person, means the power to direct the management and policies of that person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other person will be deemed to control that person.

(e)	“associate” means, if used to indicate a relationship with any person, (a) a partner, other than a limited partner, of that person, (b) a trust or estate in which that person has a substantial beneficial interest or for which that person serves as trustee or in a similar capacity, (c) an entity in respect of which that person beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the entity, or (d) a relative, including the spouse, of that person or a relative of that person’s spouse;

(f)	“BCBCA” means the British Columbia Business Corporations Act and the regulations made under that enactment, as amended;

(g)	“Business Day” means any day other than a Saturday, Sunday, a federal holiday in Canada or a day other than a day on which banks are not open for business in Vancouver, British Columbia;

(h)	“Canadian GAAP” means generally accepted accounting principles in effect in Canada, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants, including, as applicable, International Financial Reporting Standards

(i)	“Charter Documents” means the notice of articles, the articles, the by-laws or other constating documents of a corporation;

(j)	“Consideration” means the consideration to be received by the Liquid Shareholders pursuant to the Plan of Arrangement as consideration for their Liquid Shares, consisting of 0.5741 of one LBIX Share for each Liquid Share;

(k)	“Consideration Shares” means the LBIX Shares to be issued as the Consideration pursuant to the Arrangement;

(l)	“Court” means the Supreme Court of British Columbia;

(m)	“Depositary” means any trust company, bank or other financial institution agreed to in writing by Liquid and LBIX for the purposes of, among other things, exchanging certificates representing Liquid Shares for the Consideration in connection with the Arrangement;

(n)	“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval system, established by the SEC;

(o)	“Effective Date” has the meeting ascribed thereof in Section 2.8(a);

(p)	“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

(q)	“Encumbrance” means any pledges, liens, charges, security interests, leases, title retention agreements, mortgages, hypothecs, title defects, options or adverse claims or encumbrances of any kind or character whatsoever, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(r)	“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to Liquid and LBIX, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Liquid and LBIX, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Liquid and LBIX, each acting reasonably) on appeal;

(s)	“Foreign Private Issuer” is as defined by Rule 405 promulgated under the U.S. Securities Act;

(t)	“Governmental Entity “ means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasigovernmental or private body, including any tribunal, commission, stock exchange, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(u)	“Interim Order” means the interim order of the Court in a form acceptable to Liquid and LBIX, each acting reasonably, providing for, among other things, the calling and holding of the Liquid Meeting, as the same may be amended by the Court with the consent of Liquid and LBIX, each acting reasonably;

(v)	“law” or “laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, bylaws, statutory rules, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or licence of any Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such laws and in the context that refers to one or more Persons, means that such laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking or securities;

(w)	“LBIX” means Leading Brands, Inc., a corporation existing under the BCBCA;

(x)	“LBIX Disclosure Documents” means all documents filed by LBIX on SEDAR and EDGAR up to the date of this Agreement;

(y)	“LBIX Circular” means the notice of the LBIX Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the LBIX Shareholders in connection with the LBIX Meeting, as amended, supplemented or otherwise modified from time to time;

(z)	“LBIX Financial Statements” means the audited financial statements of LBIX for the fiscal years ended February 28, 2015, February 29, 2016 and February 28, 2017 and the unaudited financial statements of LBIX for the six months ended August 31, 2017;

(aa)	“LBIX Management Options” means 347,000 stock incentive options in LBIX with an exercise price of $2.45 held by officers or directors of LBIX;

(bb)	“LBIX Meeting” means the special meeting of the LBIX Shareholders to be held to consider, among other matters, the LBIX Resolution, and any adjournments or postponement thereof;

(cc)	“LBIX Resolution” means the ordinary resolution approving the issuance of the Consideration Shares in accordance with the requirements of NASDAQ;

(dd)	“LBIX Shareholders” means the holders of LBIX Shares at the applicable time;

(ee)	“LBIX Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement dated May 31, 2010 between LBX and Computershare Trust Company of Canada, as rights agent, as amended from time to time;

(ff)	“LBIX Shares” means the common shares in the capital of LBIX;

(gg)	“Liquid” means Liquid Media Group Ltd., a corporation existing under the BCBCA;

(hh)	“Liquid Circular” means the notice of the Liquid Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Liquid Shareholders in connection with the Liquid Meeting, as amended, supplemented or otherwise modified from time to time;

(ii)	“Liquid Disclosure Documents” means all documents filed by Liquid on SEDAR up to the date of this Agreement;

(jj)	“Liquid Financial Statements” means the audited financial statements of Liquid for the fiscal years ended November 30, 2015 and November 30, 2016 and the unaudited financial statements of Liquid for the nine months ended August 31, 2017;

(kk)	“Liquid Financing” means the offering of 3,913,894 Liquid Class B Series 1 Preferred Shares at an issue price of $1.022 per Liquid Class B Series 1 Preferred Share for total proceeds of $3,999,999.67, or, if so agreed in writing by Liquid and LBIX, additional offering(s) of Liquid Shares and/or Liquid Preferred Shares under terms mutually agreeable to Liquid and LBIX;

(ll)	“Liquid Meeting” means the special meeting of the Liquid Shareholders to be held to consider, among other matters, the Arrangement Resolution, and any adjournment or postponement thereof;

(mm)	“Liquid Options” means the outstanding options to purchase Liquid Shares granted under the Liquid Stock Option Plan;

(nn)	“Liquid Preferred Shares” has the meaning given to it in section 3.2(i).

(oo)	“Liquid Securityholders” means the Liquid Shareholders and holders of Liquid Options and Liquid Warrants at the applicable time;

(pp)	“Liquid Shareholders” means the holders of Liquid Shares at the applicable time;

(qq)	“Liquid Shares” means the common shares in the capital of Liquid;

(rr)	“Liquid Stock Option Plan” means the stock option plan of Liquid, approved most recently by the Liquid Shareholders on July 28, 2017;

(ss)	“Liquid Supporting Shareholders” means Krysanne Katsoolis, Charles Brezer, Daniel Cruz and Joshua Jackson, all the other directors and officers of Liquid, and Majesco, [REDACTED: CONFIDENTIAL PERSONAL INFORMATION], and any affiliate or associate of any such persons who is eligible to vote at the Liquid Meeting, as well as any person who beneficially owns, directly or indirectly, 5% or more of the outstanding Liquid Shares as of the date of this Agreement;

(tt)	“Liquid Voting Agreements” means the voting agreements (including all amendments thereto) between LBIX and the Liquid Supporting Shareholders setting forth the terms and conditions upon which the Liquid Supporting Shareholders have agreed, among other things, to vote their Liquid Shares in favour of the Arrangement and all other matters to be considered at the Liquid Meeting;

(uu)	“Liquid Warrants” means the outstanding common share purchase warrants to acquire Liquid Shares;

(vv)	“Mailing Deadline” means (i) with respect to Liquid, the later of (a) February 19, 2018 and (b) the date that is three (3) days following receipt by Liquid from LBIX of all of LBIX’s information required to be included in the Liquid Circular; and (ii) with respect to LBIX, the later of (a) February 19, 2018 and (b) the date that is three (3) days following receipt by LBIX from Liquid of all of Liquid’s information required to be included in the LBIX Circular;

(ww)	“Majesco” means Majesco Entertainment Company, a company incorporated under the laws of Nevada;

(xx)	“Majesco Acquisition” means the acquisition by Liquid pursuant to an amended and restated share purchase agreement dated December 12, 2017 among Majesco, Liquid and Zift Interactive, LLC (the “Majesco Share Purchase Agreement”) of the number of shares in the capital of Majesco resulting in Liquid holding 51% of the total share capital of Majesco, including receipt of all related documentation, including with regard to the ongoing control of Majesco by Liquid pursuant to a shareholders agreement or other similar arrangement, each in form and substance acceptable to LBIX, which closing was effected January 9, 2018;

(yy)	“Material Adverse Change” or “Material Adverse Effect” means an effect that is, or would reasonably be expected to be, materially adverse to the affairs, business, operations, prospects, cash flows, results of operations, assets, capitalization, condition (financial or otherwise), licenses, permits, properties, concessions, rights, liabilities (contingent or otherwise), privileges (whether contractual or otherwise) of a Party and its subsidiaries considered on a consolidated basis, provided that a Material Adverse Effect shall not include an effect that arises or results from: (i) the announcement of the transactions contemplated by the Arrangement or this Agreement; (ii) any change in U.S. GAAP or Canadian GAAP, as applicable, or the application of, or conversion to, International Financial Reporting Standards; (iii) any change in the market prices or trading volume of any securities of such Party; (iv) conditions affecting the film production and media industry generally, in jurisdictions in which such Party carries on business, provided that such conditions or changes do not have a materially disproportionate effect on such Party relative to other comparable companies; (v) general economic, financial, currency exchange, securities or market conditions in Canada or elsewhere provided that such conditions or changes do not have a materially disproportionate effect on such Party relative to other comparable companies; or (vi) any action or inaction taken by such Party to which the other Party consented in writing;

(zz)	“Material Fact” has the meaning ascribed to it in the British Columbia Securities Act;

(aaa)	“Meeting Deadline” means thirty (30) days following the Mailing Deadline;

(bbb)	“Outside Date” means April 30, 2018, or such later date as may be agreed in writing by the Parties;

(ccc)	“Parties” means Liquid and LBIX, and “Party” means either of Liquid or LBIX;

(ddd)	“Person” means a natural person, partnership, limited partnership, limited liability partnership, estate, body corporate, limited liability company, unlimited liability company, joint stock company, trust, estate, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

(eee)	“Plan of Arrangement” means the plan of arrangement attached as Appendix I hereto as amended, modified or supplemented from time to time in accordance with the provisions of this Agreement, the Plan of Arrangement or at the direction of the Court;

(fff)	“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;

(ggg)	“Runway” means Runway Finance Group Inc.;

(hhh)	“Runway Credit Facility” means the credit facility from Runway to Liquid for up to CDN$2,500,000 pursuant to a credit agreement dated November 9, 2016;

(iii)	“SEC” means the United States Securities and Exchange Commission;

(jjj)	“SEDAR” means the System for Electronic Document Analysis and Retrieval, established by the Canadian Securities Administrators;

(kkk)	“Special Resolution” means a resolution passed by a majority of not less than (i) two-thirds of the votes cast by the Liquid Shareholders at the Liquid Meeting in respect of such resolution or (ii) three-quarters of the votes cast by the LBIX Shareholders at the LBIX Meeting in respect of such resolution;

(lll)	“subsidiary” or “subsidiaries” means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of directors thereof, whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a subsidiary;

(mmm)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(nnn)	“U.S. GAAP” means generally accepted accounting principles in effect in the United States, including, as applicable, International Financial Reporting Standards;

(ooo)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(ppp)	“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

(qqq)	“Tax Returns” means all returns, reports, declarations, elections statements, bills, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Governmental Entity;

(rrr)	“Taxes” means any and all domestic and foreign federal, state, provincial, municipal, school and local taxes, assessments and other governmental charges, duties, imposition and liabilities imposed by any Governmental Entity, including Canada Pension Plan and provincial pension plan contributions, instalments, employment insurance premium and contributions, worker’s compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, transfer, franchise, withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts;

(sss)	“VWAP” means the volume weighted average trading price of the LBIX Shares on NASDAQ (or such other stock exchange upon which the LBIX Shares are then listed) for five consecutive trading days, calculated by dividing the total value of all trades by the total volume of all trades for such five day period; and

(ttt)	“Waterproof” means Waterproof Studios Inc., a company incorporated under the laws of British Columbia.

1.2	HEADINGS

The division of this Agreement into articles, sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement (including the appendices hereto) as a whole and not to any particular article, section, paragraph or other portion hereof and include any agreement, document or instrument supplementary or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, all references herein to articles, sections, paragraphs and other portions are to articles, sections, paragraphs and other portions of this Agreement.

1.3	CONSTRUCTION

In this Agreement, unless something in the context is inconsistent therewith:

(a)	the words “include” or “including” when following any general term or statement are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting it to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(b)	a reference to time or date is to the time or date in Vancouver, British Columbia, unless specifically indicated otherwise;

(c)	a word importing the masculine gender includes the feminine gender or neuter and a word importing the singular includes the plural and vice versa; and

(d)	a reference to “approval”, “authorization”, “consent”, “designation” or “notice” means written approval, authorization, consent, designation or notice unless specifically indicated otherwise.

1.4	DATE FOR ANY ACTION

In the event that any date on which any action is required to be taken hereunder by either of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day at such place, unless otherwise agreed to by the Parties.

1.5	CURRENCY

Unless otherwise stated, all references herein to amounts of money are expressed in lawful currency of the United States of America and “$” refers to U.S. dollars.

1.6	ACCOUNTING PRINCIPLES

Whenever in this Agreement reference is made to U.S. GAAP or Canadian GAAP, such reference shall be deemed to be to the U.S. GAAP or Canadian GAAP applicable as at the date on which a calculation is made or required to be made.

1.7	APPENDIX

The attached Appendix I, titled “Plan of Arrangement”, shall be deemed to be incorporated into, and form part of, this Agreement.

1.8	ENTIRE AGREEMENT

This Agreement (including appendices, exhibits and schedules) constitute the entire agreement between the Parties pertaining to the subject manner hereof and supersedes all prior agreements, including the Original Arrangement Agreement, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof.

ARTICLE 2 THE ARRANGEMENT

2.1	ARRANGEMENT

LBIX and Liquid agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	INTERIM ORDER

As soon as reasonably practicable following the execution of this Agreement, and in any event in sufficient time to hold the Liquid Meeting in accordance with Section 2.3, Liquid shall apply to the Court in a manner acceptable to LBIX, acting reasonably, pursuant to Section 291 of the BCBCA and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Liquid Meeting and for the manner in which such notice is to be provided;

(b)	that the requisite approval for the Arrangement Resolution shall be the affirmative vote of (i) at least two-thirds of the votes cast at the Liquid Meeting in person or by proxy by the Liquid Shareholders voting together as one class on the basis of one vote per Liquid Share and (ii) to the extent required by Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, the majority of the votes cast at the Liquid Meeting in person or by proxy by the Liquid Shareholders on the basis of one vote per Liquid Share, excluding the votes cast in respect of Liquid Shares held by certain interested or related parties or joint actors of Liquid in accordance with the minority approval requirements of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (the “Liquid Shareholder Approval”);

(c)	that, in all other respects, the terms, conditions and restrictions of the Charter Documents of Liquid, including quorum requirements and other matters, shall apply in respect of the Liquid Meeting;

(d)	for the grant of Dissent Rights only to the Liquid Shareholders who are registered Liquid Shareholders;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Liquid Meeting may be adjourned from time to time by the management of Liquid with the consent of LBIX without the need for additional approval of the Court;

(g)	that the record date for Liquid Shareholders entitled to notice of and to vote at the Liquid Meeting will not change in respect of any adjournment(s) of the Liquid Meeting;

(h)	that it is LBIX’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares to be issued pursuant to the Arrangement, based on the Court’s approval of the Arrangement; and

(i)	for such other matters as LBIX may reasonably require, subject to obtaining the prior consent of Liquid, such consent not to be unnecessarily withheld.

2.3	LIQUID MEETING

Subject to the terms of this Agreement:

(a)	Liquid agrees to convene and conduct the Liquid Meeting in accordance with the Interim Order, the Charter Documents of Liquid and applicable law as soon as reasonably practicable, and in any event on or before the Meeting Deadline. Liquid and LBIX agree to use their commercially reasonable efforts to schedule the Liquid Meeting and LBIX Meeting on the same day.

(b)	Except as required for quorum purposes or otherwise permitted under this Agreement, Liquid shall not adjourn (except as required by law or by valid Liquid Shareholder action), postpone or cancel (or propose or permit the adjournment (except as required by law or by valid Liquid Shareholder action), postponement or cancellation of) the Liquid Meeting without LBIX’s prior consent.

(c)	Liquid will advise LBIX as LBIX may reasonably request, and at least on a daily basis on each of the last five (5) business days prior to the date of the Liquid Meeting, as to the aggregate tally of the proxies received by Liquid in respect of the Liquid Meeting.

(d)	Liquid will promptly advise LBIX of any written notice of dissent or purported exercise by any Liquid Shareholder of Dissent Rights received by Liquid in relation to the Arrangement and any withdrawal of Dissent Rights received by Liquid and, subject to applicable law, any written communications sent by or on behalf of Liquid to any Liquid Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement.

(e)	At the reasonable request of LBIX from time to time, Liquid shall provide LBIX with lists (in written and/or electronic form), which lists shall include names, addresses and holdings, of (i) the registered Liquid Shareholders, (ii) all Persons holding securities issued by Liquid that are convertible into, or exercisable or exchangeable for, Liquid Shares (including holders of Liquid Options and Liquid Warrants) and (iii) all non-objecting beneficial owners of Liquid Shares. LBIX may from time to time request Liquid to require, and Liquid shall require when so requested, that the registrar and transfer agent for the Liquid Shares furnish LBIX with such additional information and other assistance as LBIX may reasonably request.

2.4	LIQUID CIRCULAR

(a)	As promptly as reasonably practicable following execution of this Agreement, and in any event prior to the close of business on the Mailing Deadline, Liquid shall (i) prepare the Liquid Circular together with any other documents required by applicable laws, (ii) file the Liquid Circular in all jurisdictions where the same is required to be filed, and (iii) mail the Liquid Circular as required under applicable laws and by the Interim Order. On the date of mailing thereof, the Liquid Circular shall comply in all material respects with all applicable laws and the Interim Order and shall contain sufficient detail to permit the Liquid Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Liquid Meeting.

(b)	Liquid shall ensure that the Liquid Circular complies in all material respects with all applicable laws, and, without limiting the generality of the foregoing, that the Liquid Circular will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information relating solely to LBIX and its affiliates, which information shall be the sole responsibility of LBIX).

(c)	Liquid shall (i) solicit proxies in favour of the Arrangement Resolution and against any contrary resolution submitted by any other Liquid Shareholder, (ii) recommend to Liquid Shareholders that they vote in favour of the Arrangement Resolution, (iii) not make a change in such recommendation and (iv) include in the Liquid Circular a statement that each director and executive officer of Liquid has agreed to vote all of such Person’s Liquid Shares (including any Liquid Shares issued upon the exercise of any Liquid Options) in favour of the Arrangement Resolution, subject to the other terms of this Agreement and in accordance with the Liquid Voting Agreements.

(d)	LBIX will furnish to Liquid all such information regarding LBIX and its respective affiliates as may be required by the Interim Order or applicable laws for inclusion in the Liquid Circular and in any amendments or supplements thereto or other documents related thereto.

(e)	LBIX and its legal counsel shall be given a reasonable opportunity to review and comment on the Liquid Circular prior to the Liquid Circular being printed, mailed to Liquid Shareholders and filed with the applicable securities authorities, and reasonable consideration shall be given to any comments made by LBIX and its legal counsel; provided that all information included in the Liquid Circular relating solely to LBIX and its affiliates shall be in form and substance satisfactory to LBIX, acting reasonably. Liquid shall provide LBIX with a final copy of the Liquid Circular prior to the mailing to the Liquid Shareholders.

(f)

Each Party shall promptly notify the other Party if at any time before the Effective Date it becomes aware that the Liquid Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Liquid Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the

Liquid Circular, as required or appropriate, and Liquid shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Liquid Circular to Liquid Shareholders and, if required by the Court or applicable laws, file the same with the securities authorities and as otherwise required.

2.5	PREPARATION OF FILINGS

LBIX and Liquid shall co-operate and use their reasonable commercial efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of transactions contemplated by this Agreement, including their obligations under applicable laws.

2.6	FINAL ORDER

Subject to the terms of this Agreement, if the Interim Order is obtained and the Arrangement Resolution is passed at the Liquid Meeting, Liquid shall, as soon as reasonably practicable thereafter and, in any event, within three (3) business days thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 291 of the BCBCA.

2.7	COURT PROCEEDINGS

Subject to the terms of this Agreement, LBIX will cooperate with and assist Liquid in seeking the Interim Order and the Final Order, including by providing Liquid on a timely basis any information reasonably required to be supplied by LBIX in connection therewith. The material to be filed with the Court in connection with the Arrangement shall not be inconsistent with the provisions of this Agreement. Liquid will provide LBIX and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments; provided that Liquid shall include all comments of LBIX and its legal counsel as are required, in the reasonable judgment of LBIX and its legal counsel, to allow LBIX to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares to be issued pursuant to the Arrangement, based on the Court’s approval of the Arrangement. Subject to applicable law, Liquid will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.7 or with LBIX’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require LBIX to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that potentially or actually expands or increases LBIX’ obligations set forth in any such filed or served materials or under this Agreement or the Arrangement.

2.8	EFFECT OF THE ARRANGEMENT

(a)	The Arrangement shall be effective at the Effective Time on the date that is the earlier of: (i) the date that is two (2) Business Days after the satisfaction or waiver (subject to applicable laws) of the conditions set forth in Article 5 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until the Effective Date) and (ii) such date as is mutually agreed in writing by the Parties (the “Effective Date”).

(b)	From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable law, including the BCBCA. Liquid agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 6.2 to include such other terms determined to be necessary or desirable by LBIX, provided that the Plan of Arrangement shall not be amended in any manner which has the effect of reducing the Consideration or which is otherwise prejudicial to the Liquid Shareholders or other parties to be bound by the Plan of Arrangement or is inconsistent with the provisions of this Agreement.

(c)	The closing of the Arrangement will take place at the offices of DuMoulin Black LLP, 10th Floor, 595 Howe Street, Vancouver, British Columbia at 8:00 a.m. on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.9	PAYMENT OF CONSIDERATION

LBIX will, following receipt by Liquid of the Final Order and prior to the Effective Time, deposit with the Depositary in escrow sufficient LBIX Shares to satisfy the Consideration payable to the Liquid Shareholders.

2.10	ANNOUNCEMENT AND SHAREHOLDER COMMUNICATIONS

LBIX and Liquid shall jointly publicly announce the transactions contemplated hereby promptly following the execution of this Agreement, the text and timing of the joint announcement to be approved by each Party in advance, acting reasonably. LBIX and Liquid agree to co-operate in the preparation of presentations, if any, to the Liquid Shareholders or the LBIX Shareholders regarding the transactions contemplated by this Agreement, and no Party shall (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed) or (b) make any filing with any Governmental Entity with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.11	WITHHOLDING TAXES

LBIX, Liquid and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other distributions otherwise payable to any former Liquid Securityholder such amounts as LBIX, Liquid or the Depositary may be required to deduct and withhold therefrom under any provision of applicable laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.12	TAX MATTERS

Notwithstanding any representations and covenants set forth in this Agreement, it is understood and agreed that neither LBIX nor Liquid provide any assurances to any Liquid Securityholders regarding the income tax consequences of the Arrangement to any Liquid Securityholders.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

3.1	REPRESENTATIONS AND WARRANTIES OF LBIX

LBIX hereby represents and warrants to and in favour of Liquid that:

(a)	LBIX is a valid and subsisting corporation under the BCBCA. LBIX has all the requisite corporate power and authority to carry on its business as now being carried on by it and to own or lease and operate its properties and assets and is duly licensed or otherwise qualified to carry on business in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary, except where such failure to be duly licensed or otherwise qualified would not have a Material Adverse Effect;

(b)	LBIX has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the agreements, documents and transactions contemplated herein are within the corporate power and authority of LBIX and have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of LBIX, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

(c)	Except as otherwise disclosed in the LBIX Disclosure Documents or to Liquid in writing, there are no actions, suits, proceedings, investigations or outstanding claims or demands, whether or not purportedly on behalf of LBIX or any subsidiaries, instituted, pending, or to the knowledge of LBIX, threatened against or affecting LBIX or any subsidiaries at law or in equity or before or by any governmental department, commission, board, bureau, agency or institution, domestic or foreign, or before any arbitrator, nor is there any judgment, order, decree or award of any court or other governmental authority having jurisdiction, obtained, pending, or to the knowledge of LBIX, threatened against LBIX or any subsidiaries which could prevent or materially hinder the consummation of the Arrangement or the other transactions contemplated by this Agreement, or which could result in a Material Adverse Change in respect of LBIX;

(d)	The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfilment of or compliance with the terms and provisions hereof do not or will not, nor will they with the giving of notice or the lapse of time or both:

(i)	violate any provision of any law or provisions of the Charter Documents of LBIX;

(ii)	conflict with, result in a breach of, constitute default under, or accelerate or permit the acceleration of the performance required by any material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award to which LBIX or any subsidiary of LBIX is a Party or by which any of them is bound or to which the property of any of them is subject, all as of the Effective Date; or

(iii)	result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by LBIX or any subsidiary of LBIX, or in the creation of any Encumbrance upon any of the material assets of LBIX or any subsidiary of LBIX under such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award, or give to any other Person any material interest or rights, including rights of purchase, termination, cancellation or acceleration under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award;

(e)	LBIX is a Foreign Private Issuer;

(f)	LBIX’s common shares are registered as a class under Section 12(b) of the U.S. Exchange Act, and LBIX has not been subject to any proceeding under Section 12(j) of the U.S. Exchange Act;

(g)	LBIX is listed on NASDAQ under the symbol “LBIX” and is in good standing with NASDAQ;

(h)	LBIX’s board of directors, after consultation with its financial and legal advisors, has determined unanimously to recommend to the LBIX Shareholders that they vote their shares in favour of the LBIX Resolution, and has approved the execution and performance of this Agreement;

(i)	The authorized share capital of LBIX consists of up to 520,000,000 shares divided into 500,000,000 LBIX Shares and 20,000,000 preferred shares without part value of which 1,000,000 are designated as Series “A” Preferred Shares, 100 are designated as Series “B” Preferred Shares, 1,000,000 are designated as Series “C” Preferred Shares, 4,000,000 are designated as Series “D” Preferred Shares, and 4,000,000 are designated as Series “E” Preferred Shares (the “LBIX Preferred Shares”). As at the date hereof, there were 2,802,412 LBIX Shares outstanding and no LBIX Preferred Shares outstanding. All outstanding LBIX Shares have been duly authorized and validly issued, are fully paid and non-assessable. All securities of LBIX have been issued in compliance with all applicable laws. Except as previously disclosed to Liquid, as at the date hereof, there are no options, warrants, conversion privileges or other rights (whether pre-emptive or contractual), agreements, arrangements or commitments obligating LBIX to issue or sell any shares of the capital of LBIX or securities or obligations of any kind convertible into or exchangeable for any shares of the capital of LBIX;

(j)

Except as disclosed in the LBIX Disclosure Documents, neither LBIX nor any subsidiaries has any ownership interest in any Person (other than securities in such subsidiary and any marketable securities of publicly-listed issuers or Governmental Entities). LBIX beneficially owns, directly or indirectly, all of the issued and outstanding securities of any subsidiaries free and clear of all Encumbrances (except for restrictions on transfer contained in the constating documents of any subsidiaries). All of the issued and outstanding shares in the capital of any subsidiaries are validly issued, fully paid and non-assessable; there are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares in the share capital of such subsidiaries; and there are no contracts which require such subsidiaries to issue, sell or deliver any shares in its share capital or any securities or obligations convertible into or exchangeable for, any shares of its share capital;

(k)	There are no shareholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which LBIX or any subsidiaries is a Party, or, to the knowledge of LBIX, with respect to the LBIX Shares or any other equity interests of LBIX or any subsidiaries, or any other contract relating to disposition, voting or dividends with respect to any equity securities of LBIX or any subsidiaries;

(l)	LBIX has conducted and is conducting its business in compliance with all applicable laws, in all material respects;

(m)	The LBIX Financial Statements have been prepared in accordance with U.S. GAAP, applied on a basis consistent with that of prior periods. The LBIX Financial Statements fairly present in all material respects the consolidated financial position of LBIX as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All indebtedness and liabilities have been reflected therein or in the notes thereto. LBIX has not engaged in any “off-balance sheet” or similar financing;

(n)	The minute books of LBIX have been maintained in accordance with all applicable laws and are, in all material respects, complete and accurate. The financial books and records and accounts of LBIX and those of any subsidiaries have been maintained in accordance with industry practices on a basis consistent with prior years and accurately and fairly reflect, in all material respects, the basis for the LBIX Financial Statements;

(o)	There are no suits, claims, actions or proceedings pending or, to LBIX’s knowledge, threatened against LBIX or any subsidiaries before any Governmental Entity or arbitral panel or tribunal or which involve or affect the LBIX Shares, LBIX or any subsidiaries, their respective assets (including the title to or ownership of material assets), and, to LBIX’s knowledge, there are no grounds upon which such actions, suits or proceedings may be commenced with a reasonable likelihood of success. Neither LBIX nor any subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding;

(p)	No contract to which LBIX or any subsidiaries is a Party or by which either are bound contains any non-competition obligation or otherwise restricts in any material way the business of LBIX, taken as a whole, except to the extent that such restrictions would not in the aggregate have a Material Adverse Effect;

(q)	Neither LBIX nor any subsidiaries own any real property;

(r)	All accounts receivable of LBIX and any subsidiaries were created in the ordinary course of business, are reflected property in their respective books and records and are valid and outstanding, except as provided therein;

(s)

LBIX and any subsidiaries have no material obligations or liabilities, direct or indirect, vested or contingent, in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, transactions having terms greater than 90 days, or any similar transactions (including any option with respect to any of such transactions) or any combination of such transactions;

(t)	Except as otherwise disclosed to Liquid in writing or as set out in the LBIX Disclosure Documents:

(i)	LBIX and any subsidiaries have filed all Tax Returns required to be filed by it on or before the date of this Agreement, and those Tax Returns were complete and correct;

(ii)	LBIX and any subsidiaries have duly and timely paid all Taxes (including installments on account of Taxes for the current year) which are due and payable by it on or before the date hereof and have provided adequate accruals in the LBIX Financial Statements for any Taxes for the period covered by such LBIX Financial Statements that have not been paid whether or not shown as being due on any Tax Returns;

(iii)	Since the date of the LBIX Financial Statements, no liability in respect of Taxes not reflected in such LBIX Financial Statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued;

(iv)	LBIX and any subsidiaries have duly and timely withheld, deducted and collected, the amount of all Taxes and other amounts required under any applicable laws to be withheld, deducted or collected and has duly and timely remitted such amounts to the appropriate Governmental Entity;

(v)	To LBIX’s knowledge, there are no actions, suits, proceedings, investigations or claims threatened against LBIX or any subsidiaries in respect of Taxes, or any matters under discussion, audit or appeal with any Governmental Entity relating to Taxes asserted by any such Governmental Entity;

(vi)	The income Tax liability of LBIX and any subsidiaries have been assessed by the relevant tax authority in respect of the taxation years of LBIX and any subsidiaries ending before the date hereof;

(vii)	LBIX and any subsidiaries have never been required to file any Tax Return with, and have never been liable to pay any Taxes to, any taxation authority outside Canada or any jurisdiction in which LBIX’s subsidiary resides. No claim has ever been made by any taxation authority in a jurisdiction where LBIX or any subsidiaries does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction;

(viii)	LBIX and any subsidiaries have not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver providing for any extension of time within which any Governmental Authority may assess or collect Taxes for which LBIX or any subsidiaries is or may be liable;

(ix)	the LBIX Disclosure Documents contain, at the time of their filing, full, true, and plain disclosure of all facts required to be disclosed at the time of such disclosure; and

(x)	Neither LBIX nor any subsidiaries has ever made an “excessive eligible dividend designation” within the meaning of the Tax Act;

(u)	Except as publicly disclosed, since February 28, 2017, LBIX and any subsidiaries have:

(i)	not amended their respective articles, by-laws or other governing documents;

(ii)	except for the transactions contemplated herein, conducted their respective businesses in the usual, ordinary and regular course and consistent with past practice;

(iii)	not suffered any change that would have a Material Adverse Effect;

(iv)	not made any change in their respective accounting principles and practices which are not required by U.S. GAAP as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(v)	not settled any material litigation;

(vi)	not sold, leased, transferred or assigned, in one or more transactions, any assets, tangible or intangible, except inventory, other than in the ordinary course of business;

(vii)	not made any loan to, or any other investment in, any other Person;

(viii)	not issued, sold or otherwise disposed of any of its share capital, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its share capital;

(ix)	not declared, set aside or paid any dividend or made any distribution with respect to its share capital (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital; and

(x)	not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, pension or other plan, contract or commitment (or taken any such action with respect to any other such plan) for the benefit of: (A) any of its or any subsidiaries’ officers or directors; or (B) any of its or any subsidiaries’ other employees; and

(v)	Under the Original Arrangement Agreement, it was contemplated that at the Effective Date, LBIX would have [REDACTED: COMMERCIALLY SENSITIVE DOLLAR AMOUNTS] in cash, net of liabilities. As at the date of this Agreement, LBIX has approximately the following assets and liabilities:

(i) Cash on hand: [REDACTED: COMMERCIALLY SENSITIVE DOLLAR AMOUNTS];

(ii) Plus prepaid expenses: [REDACTED: COMMERCIALLY SENSITIVE DOLLAR AMOUNTS];

(iii) (Less) liabilities: [REDACTED: COMMERCIALLY SENSITIVE DOLLAR AMOUNTS];

(iv) Plus contingent liability trust account: [REDACTED: COMMERCIALLY SENSITIVE DOLLAR AMOUNTS] (against which LBIX has been applied a [REDACTED: COMMERCIALLY SENSITIVE DOLLAR AMOUNTS] accrual); and

(v) Plus excess value of tenancy at LBIX’s former head office located at W 8th Ave, Vancouver tenancy ending February 2023, estimated at: [REDACTED: COMMERCIALLY SENSITIVE DOLLAR AMOUNTS].

(w)	No representation or warranty in this Agreement contains any untrue statement of a Material Fact and the representations and warranties contained in this Agreement do not omit to state any Material Fact necessary to make any of representations or warranties contained herein not misleading to a prospective purchaser of LBIX.

3.2	REPRESENTATIONS AND WARRANTIES OF LIQUID

Liquid hereby represents and warrants to and in favour of LBIX that:

(a)	Liquid is a valid and subsisting corporation under the BCBCA. Liquid has all the requisite corporate power and authority to carry on its business as now being carried on by it and to own or lease and operate its properties and assets and is duly licensed or otherwise qualified to carry on business in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary, except where such failure to be duly licensed or otherwise qualified would not have a Material Adverse Effect;

(b)	Liquid has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the agreements, documents and transactions contemplated herein are within the corporate power and authority of Liquid and have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of Liquid, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

(c)	Except as otherwise disclosed in the Liquid Disclosure Documents or to LBIX, there are no actions, suits, proceedings, investigations or outstanding claims or demands, whether or not purportedly on behalf of Liquid or any of its subsidiaries, instituted, pending, or to the knowledge of Liquid, threatened against or affecting Liquid or any of its subsidiaries at law or in equity or before or by any governmental department, commission, board, bureau, agency or institution, domestic or foreign, or before any arbitrator, nor is there any judgment, order, decree or award of any court or other governmental authority having jurisdiction, obtained, pending, or to the knowledge of Liquid, threatened against Liquid or any of its subsidiaries which could prevent or materially hinder the consummation of the Arrangement or the other transactions contemplated by this Agreement, or which could result in a Material Adverse Change in respect of Liquid;

(d)	The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfilment of or compliance with the terms and provisions hereof do not or will not, nor will they with the giving of notice or the lapse of time or both:

(i)	violate any provision of any law or provisions of the Charter Documents of Liquid;

(ii)	conflict with, result in a breach of, constitute default under, or accelerate or permit the acceleration of the performance required by any material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award to which Liquid or any subsidiary of Liquid is a Party or by which any of them is bound or to which the property of any of them is subject, all as of the Effective Date; or

(iii)	result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by Liquid or any subsidiary of Liquid, or in the creation of any Encumbrance upon any of the material assets of Liquid or any subsidiary of Liquid under such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award, or give to any other Person any material interest or rights, including rights of purchase, termination, cancellation or acceleration under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award;

(e)	Liquid is a Foreign Private Issuer;

(f)	Liquid does not and is not required to have a class of securities registered pursuant to Section 12 of the U.S. Exchange Act, and is not subject to a reporting obligation pursuant to Section 15(d) of the U.S. Exchange Act;

(g)	Liquid has not been subject to any proceeding under Section 12(j) of the U.S. Exchange Act;

(h)	Liquid’s board of directors, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is fair to the Liquid Shareholders and is in the best interests of Liquid, and has resolved unanimously to recommend to the Liquid Shareholders that they vote their shares in favour of the Arrangement Resolution, and has unanimously approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement, and the performance of the Plan of Arrangement;

(i)	The authorized share capital of Liquid consists of an unlimited number of Liquid Shares and an unlimited number of Class “B” and Class “C” Preferred Shares without par value (together, the “Liquid Preferred Shares”). As at the date hereof, there were 11,198,155 Liquid Shares outstanding and no Liquid Preferred Shares outstanding. All outstanding Liquid Shares have been duly authorized and validly issued, are fully paid and non-assessable. All securities of Liquid have been issued in compliance with all applicable laws. Except as previously disclosed to LBIX in writing, as at the date hereof, there are no options, warrants, conversion privileges or other rights (whether pre-emptive or contractual), agreements, arrangements or commitments obligating Liquid to issue or sell any shares of the capital of Liquid or securities or obligations of any kind convertible into or exchangeable for any shares of the capital of Liquid;

(j)	Except as disclosed in the Liquid Disclosure Documents, neither Liquid nor any of its subsidiaries, nor Waterproof, has any ownership interest in any Person (other than securities in such subsidiary and any marketable securities of publicly-listed issuers or Governmental Entities). Liquid beneficially owns, directly or indirectly, (i) 49% of the common shares in Waterproof, (ii) 51% of the common shares in Majesco, (iii) 50% of Household Pests Holdings, Inc., a company incorporated under the laws of Delaware and (iv) all of the issued and outstanding securities of Reservoir Media Ltd., a company incorporated under the laws of British Columbia, free and clear of all Encumbrances (except for restrictions on transfer contained in the constating documents of its subsidiary). All of the issued and outstanding shares in the capital of its subsidiary are validly issued, fully paid and non-assessable; there are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares in the share capital of such subsidiary; and there are no contracts which require such subsidiary to issue, sell or deliver any shares in its share capital or any securities or obligations convertible into or exchangeable for, any shares of its share capital. Liquid’s only subsidiaries are Majesco, Reservoir Media Ltd. and Household Pests Holdings, Inc.;

(k)	Other than a Voting Agreement dated December 12, 2017 by and among Majesco, Liquid and Zift Interactive, LLC, there are no shareholders, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Liquid or its subsidiary is a Party or, to the knowledge of Liquid, with respect to the Liquid Shares or any other equity interests of Liquid or its subsidiary, or any other contract relating to disposition, voting or dividends with respect to any equity securities of Liquid or its subsidiary;

(l)	Liquid and its subsidiaries have conducted and are conducting their business in compliance with all applicable laws, in all material respects;

(m)	The Liquid Financial Statements have been prepared in accordance with Canadian GAAP, applied on a basis consistent with that of prior periods. The Liquid Financial Statements fairly present in all material respects the consolidated financial position of Liquid as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All indebtedness and liabilities have been reflected therein or in the notes thereto. Liquid has not engaged in any “off-balance sheet” or similar financing;

(n)	The minute books of Liquid and the minute books of its subsidiary, since the date of creation or acquisition of such subsidiary, have been maintained in accordance with all applicable laws and are, in all material respects, complete and accurate. The financial books and records and accounts of Liquid and those of its subsidiary have been maintained in accordance with industry practices on a basis consistent with prior years and accurately and fairly reflect, in all material respects, the basis for the Liquid Financial Statements;

(o)	There are no suits, claims, actions or proceedings pending or, to Liquid’s knowledge, threatened against Liquid or its subsidiary before any Governmental Entity or arbitral panel or tribunal or which involve or affect the Liquid Shares, Liquid or its subsidiary, their respective assets (including the title to or ownership of material assets), and, to the Liquid’s knowledge, there are no grounds upon which such actions, suits or proceedings may be commenced with a reasonable likelihood of success. Neither Liquid nor its subsidiary is subject to any judgment, order or decree entered in any lawsuit or proceeding;

(p)	Neither Liquid nor its subsidiary owns any real property;

(q)	All accounts receivable of Liquid and its subsidiary were created in the ordinary course of business, are reflected property in their respective books and records and are valid and outstanding, except as provided therein;

(r)	Liquid and its subsidiary have no material obligations or liabilities, direct or indirect, vested or contingent, in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, transactions having terms greater than 90 days or any similar transactions (including any option with respect to any of such transactions) or any combination of such transactions;

(s)	Except as otherwise disclosed to LBIX in writing:

(i)	Liquid and its subsidiary has filed all Tax Returns required to be filed by it on or before the date of this Agreement, and those Tax Returns were complete and correct;

(ii)	Liquid and its subsidiary has duly and timely paid all Taxes (including installments on account of Taxes for the current year) which are due and payable by it on or before the date hereof and have provided adequate accruals in the Liquid Financial Statements for any Taxes for the period covered by such Liquid Financial Statements that have not been paid whether or not shown as being due on any Tax Returns;

(iii)	Since the date of the Liquid Financial Statements, no liability in respect of Taxes not reflected in such Liquid Financial Statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued.

(iv)	Liquid and its subsidiary has duly and timely withheld, deducted and collected, the amount of all Taxes and other amounts required under any applicable laws to be withheld, deducted or collected and has duly and timely remitted such amounts to the appropriate Governmental Entity;

(v)	To Liquid’s knowledge, there are no actions, suits, proceedings, investigations or claims threatened against Liquid or its subsidiary in respect of Taxes, or any matters under discussion, audit or appeal with any Governmental Entity relating to Taxes asserted by any such Governmental Entity;

(vi)	The income Tax liability of Liquid and its subsidiary has been assessed by the relevant tax authority in respect of the taxation years of Liquid and its subsidiary ending before the date hereof;

(vii)	Liquid and its subsidiary have never been required to file any Tax Return with, and have never been liable to pay any Taxes to, any taxation authority outside Canada or any jurisdiction in which one of Liquid’s subsidiary resides. No claim has ever been made by any taxation authority in a jurisdiction where Liquid or its subsidiary does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction;

(viii)	Liquid and its subsidiary have not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver providing for any extension of time within which any Governmental Authority may assess or collect Taxes for which Liquid or its subsidiary is or may be liable;

(ix)	the Liquid Disclosure Documents contain, at the time of their filing, full, true, and plain disclosure of all facts required to be disclosed at the time of such disclosure; and

(x)	Neither Liquid nor its subsidiary has ever made an “excessive eligible dividend designation” within the meaning of the Tax Act;

(t)	Except as disclosed to LBIX in writing, since November 30, 2016, Liquid and its subsidiary have:

(i)	not amended their respective articles, by-laws or other governing documents;

(ii)	except for the transactions contemplated herein, conducted the business in the usual, ordinary and regular course and consistent with past practice;

(iii)	not suffered any change that would have a Material Adverse Effect;

(iv)	not made any change in their respective accounting principles and practices which are not required by Canadian GAAP as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(v)	not settled any litigation;

(vi)	not sold, leased, transferred or assigned, in one or more transactions, any assets, tangible or intangible, except inventory in the ordinary course of business;

(vii)	not issued, sold or otherwise disposed of any of its share capital, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its share capital;

(viii)	not declared, set aside or paid any dividend or made any distribution with respect to its share capital (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital; and

(ix)	not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, pension or other plan, contract or commitment (or taken any such action with respect to any other such plan) for the benefit of: (A) any of its or its subsidiary’s officers or directors; or (B) any of its or its subsidiary’s other employees; and

(u)	All documents delivered by Liquid to LBIX, including, without limitation. any third party reports, that describe or relate to the business of Liquid, including, without limitation, any assets and liabilities, are true and accurate in all material respects;

(v)	No representation or warranty in this Agreement contains any untrue statement of a Material Fact and the representations and warranties contained in this Agreement do not omit to state any Material Fact necessary to make any of representations or warranties contained herein not misleading to a prospective purchaser of Liquid seeking full information as to Liquid and its subsidiary, the business and their respective assets.

ARTICLE 4 COVENANTS AND RIGHTS

4.1	COVENANTS OF LIQUID REGARDING THE ARRANGEMENT

Liquid hereby covenants and agrees with LBIX as follows:

(a)	subject to obtaining the Interim Order, Liquid will convene the Liquid Meeting for the approval of the Arrangement and other matters incidental to the Arrangement;

(b)	Liquid will perform all such other acts and do such things as may be necessary or desirable in order to give effect to the Arrangement and, without limiting the generality of the foregoing, Liquid will use its best efforts to apply for and obtain:

(i)	the Interim Order;

(ii)	the Final Order;

(iii)	approval of the Arrangement from the Liquid Shareholders; and

(iv)	such other consents, orders and approvals as counsel may advise are necessary or desirable for the implementation of the Arrangement;

(c)	Liquid will use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 hereof to be complied with, on or before the Effective Date; and

(d)	Liquid will ensure that the Liquid Circular will not contain an untrue statement of a Material Fact concerning Liquid and will not omit to state a Material Fact concerning Liquid that is required to be stated or that is necessary in order to render a statement contained therein not misleading in the light of the circumstances in which it was made.

4.2	COVENANTS OF LBIX REGARDING THE ARRANGEMENT

LBIX hereby covenants and agrees with Liquid as follows:

(a)	LBIX shall be solely responsible for all of its outstanding and subsequent professional fees associated with negotiating and closing the Arrangement and the transactions contemplated therein, such costs and expenses, including legal and accounting fees, are estimated to be CDN$225,000 as of the date of this Agreement;

(b)	LBIX shall apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on NASDAQ of the Consideration Shares, subject only to the satisfaction by Liquid and LBIX of customary post-closing conditions imposed by NASDAQ in similar circumstances;

(c)	LBIX shall apply for directors’ and officers’ insurance policies for the incoming directors and officers following completion of the Arrangement.

(d)	LBIX will convene the LBIX Meeting for the approval of the LBIX Resolution and other matters incidental to the Arrangement;

(e)	LBIX will perform all such other acts and do such things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, LBIX shall:

(i)	effective as of the Effective Time, cause LBIX to change its name to Liquid Media Group Ltd. or such other name approved by Liquid and approved by the Registrar and NASDAQ;

(ii)	effective as of the Effective Time, cause the board of directors of LBIX to consist of four directors, three of which shall be designated by Liquid and the fourth shall be Thomas Gaglardi;

(iii)	use reasonable commercial efforts to obtain, prior to the Effective Date, written resignations, effective as of the Effective Time, from officers of LBIX specified by Liquid; and

(iv)	in accordance with the certificates governing the terms and conditions of the Liquid Warrants, issue to each holder of a Liquid Warrant outstanding immediately prior to the Effective Time upon the exercise of such holder’s Liquid Warrants, in lieu of each Liquid Share to which such holder was theretofore entitled, upon such exercise and for the same aggregate consideration payable therefor, the number of LBIX Shares equal to the product of: (i) the number of Liquid Shares subject to such Liquid Warrant immediately prior to the Effective Time; and (ii) 0.5741. Each Liquid Warrant shall continue to be governed by and be subject to the terms of the certificate governing the terms and conditions of such Liquid Warrant;

(f)	LBIX will use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 hereof to be complied with, on or before the Effective Date;

(g)	On or prior to the Effective Date, LBIX will waive, suspend the operation of, or otherwise render the LBIX Shareholder Rights Plan inoperative or ineffective as regards to the Plan of Arrangement; and

(h)	LBIX will ensure that the LBIX Circular and Liquid Circular will not contain an untrue statement of a Material Fact concerning LBIX and will not omit to state a Material Fact concerning LBIX that is required to be stated or that is necessary in order to render a statement contained therein not misleading in the light of the circumstances in which it was made.

4.3	COVENANTS OF LIQUID REGARDING CONDUCT OF BUSINESS

Liquid covenants and agrees that it shall, and shall cause its subsidiary to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless LBIX shall otherwise agree in writing, or except as is otherwise expressly permitted or contemplated by this Agreement or the Plan of Arrangement or as otherwise required by law:

(a)	not merge into or with or amalgamate or consolidate with or enter into any other corporate reorganization with any other Person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in Section 3.2 hereof if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement or as otherwise approved by LBIX;

(b)	conduct its business only in, not take any action except in, and maintain its properties and facilities in, the ordinary course of business consistent with past practice;

(c)	not amend or propose to amend its articles or by-laws;

(d)	ensure that, immediately prior to the Effective Time, subject to the additional offering of securities by Liquid under terms mutually agreed upon between the parties, (i) there are issued and outstanding only 11,198,155 Liquid Shares; (ii) there are no Liquid Shares issuable pursuant to Liquid Options; (iii) there are not more than 2,859,597 Liquid Shares issuable pursuant to Liquid Warrants; and (iv) there are issued and outstanding not more than 3,913,894 Liquid Preferred Shares;

(e)	not split, consolidate, combine or reclassify any class of securities or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to any class of securities;

(f)	not redeem, purchase or offer to purchase any securities;

(g)	not to amend any stock option plan or adopt any other bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

(h)	use its commercially reasonable efforts to preserve intact the business and the goodwill of Liquid, Majesco and Waterproof, and to keep available the services of the officers and employees of Liquid, Majesco and Waterproof;

(i)	not to take any action that would render, or that may reasonably be expected to render, any representation or warranty (except any representation and warranty which speaks solely as of a date prior to the occurrence of such action) made by it in this Agreement untrue at any time prior to the Effective Time;

(j)	promptly notify LBIX of any change that could have a Material Adverse Effect;

(k)	not repay any outstanding indebtedness in excess of an amount of CDN$25,000 except such indebtedness disclosed in the Liquid Financial Statements;

(l)	not make capital expenditures from the date hereof to the Effective Date;

(m)	not incur any new indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(n)	not amend any Tax Returns or settle or compromise any material federal, national, provincial, foreign, state or local tax liability;

(o)	not reduce the stated capital of the shares of Liquid;

(p)	not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution;

(q)	not pay, discharge, satisfy or settle any claims, liabilities or obligations other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Liquid Financial Statements;

(r)	not authorize, recommend or propose any release or relinquishment of any contractual right;

(s)	not enter into any interest rate, currency swaps, hedges, caps, collars, forward sales or other similar financial instruments;

(t)	not, except as required by Canadian GAAP or any applicable laws, make any changes to the existing accounting practices of Liquid or make any tax election inconsistent with past practice;

(u)	not increase the remuneration or benefits payable or to become payable to its directors, officers or, except as required pursuant to an existing contractual obligation, employees (whether from Liquid or its subsidiary); or enter into or modify any employment, retention, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, retention, severance or termination pay to, any member of its board of directors, officer or employee of Liquid or its subsidiary;

(v)	not waive, release, assign, settle or compromise any legal actions or any claim or liability other than in the ordinary course of business consistent with past practice; or

(w)	not agree or commit to do any of the foregoing.

4.4	COVENANTS OF LBIX REGARDING CONDUCT OF BUSINESS

LBIX covenants and agrees that it shall, and shall cause any subsidiaries to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless Liquid shall otherwise agree in writing, or except as is otherwise expressly permitted or contemplated by this Agreement or the Plan of Arrangement or as otherwise required by law:

(a)	LBIX will not merge into or with or amalgamate or consolidate with or enter into any other corporate reorganization with any other Person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in Section 3.2 hereof if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement or as otherwise approved by Liquid;

(b)	conduct its business only in, not take any action except in, and maintain its properties and facilities in, the ordinary course of business consistent with past practice;

(c)	not amend or propose to amend its articles or by-laws;

(d)	ensure that, immediately prior to the Effective Time, (i) there are issued and outstanding only 2,802,412 LBIX Shares; (ii) there are not more than 694,000 LBIX Shares issuable pursuant to LBIX Management Options; and (iii) there are not more than 25,000 LBIX Shares issuable pursuant to LBIX Warrants;

(e)	not split, consolidate, combine or reclassify any class of securities or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to any class of securities;

(f)	not redeem, purchase or offer to purchase any securities;

(g)	not to amend any stock option plan or adopt any other bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

(h)	to maintain insurance on and in respect of the property and assets owned or leased by LBIX and any subsidiaries in like kind to, and in an amount not less than the amount of, insurance in respect of such property and assets in effect on the date hereof;

(i)	use its commercially reasonable efforts to preserve intact the business and the goodwill of LBIX, to keep available the services of the officers and employees of LBIX;

(j)	not to take any action that would render, or that may reasonably be expected to render, any representation or warranty (except any representation and warranty which speaks solely as of a date prior to the occurrence of such action) made by it in this Agreement untrue at any time prior to the Effective Time;

(k)	promptly notify Liquid of any change that could have a Material Adverse Effect;

(l)	not repay any outstanding indebtedness in excess of an amount of CDN$25,000 except such indebtedness disclosed in the LBIX Financial Statements;

(m)	not make capital expenditures from the date hereof to the Effective Date;

(n)	not incur any new indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(o)	not amend any Tax Returns or settle or compromise any material federal, national, provincial, foreign, state or local tax liability;

(p)	not reduce the stated capital of the shares of LBIX;

(q)	not adopt a plan or resolutions providing for dissolution;

(r)	not pay, discharge, satisfy or settle any claims, liabilities or obligations other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the LBIX Financial Statements;

(s)	not authorize, recommend or propose any release or relinquishment of any contractual right;

(t)	not enter into any interest rate, currency swaps, hedges, caps, collars, forward sales or other similar financial instruments;

(u)	not, except as required by U.S. GAAP or any applicable laws, make any changes to the existing accounting practices of LBIX or make any tax election inconsistent with past practice;

(v)	not increase the remuneration or benefits payable or to become payable to its directors, officers or, except as required pursuant to an existing contractual obligation, employees (whether from LBIX or any subsidiaries); or enter into or modify any employment, retention, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, retention, severance or termination pay to, any member of its board of directors, officer or employee of LBIX or any subsidiaries;

(w)	not waive, release, assign, settle or compromise any legal actions or any claim or liability other than in the ordinary course of business consistent with past practice; or

(x)	not agree or commit to do any of the foregoing.

4.5	INTERIM ORDER AND FINAL ORDER

Liquid covenants and agrees that it will, as soon as reasonably practicable, apply to the Court pursuant to Section 291 of the BCBCA for the Interim Order providing for, among other things, the calling and holding of the Meetings for the purpose of, among other matters, the Liquid Shareholders and LBIX Shareholders considering and, if deemed advisable, approving the Arrangement and that, if the approval of the Liquid Shareholders and LBIX Shareholders of the Arrangement as set forth in the Interim Order is obtained by Liquid, as soon as practicable thereafter Liquid will take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such fashion as the Court may direct. As soon as practicable thereafter, and subject to compliance with the other conditions provided in Article 5 hereof, Liquid shall send to the Registrar, in accordance with Section 292 of the BCBCA, the necessary documents to give effect to the Arrangement.

4.6	ADDITIONAL COVENANTS

(a)	Liquid and LBIX hereby covenant and agree to retain, at Liquid’s cost, Donohoe Advisory Associates LLC to advise and assist in preparing the application to NASDAQ for the listing and posting for trading on NASDAQ of the Consideration Shares.

(b)	On or before the Effective Date, [REDACTED: COMMERCIALLY SENSITIVE CONTRACTUAL TERM RELATING TO PENDING MATTERS].

(c)	Prior to the Effective Time, LBIX shall obtain and fully pay the premiums for a non-cancellable extension of the directors’ and officers’ liability coverage of LBIX’s existing directors’ and officers’ insurance policies and LBIX’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of up to six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from LBIX’s current D&O Insurance carriers or one or more insurance carriers with the same or better credit rating as LBIX’s current D&O Insurance carriers with respect to directors’ and officers’ insurance policies in an amount and scope at least as favorable as the D&O Insurance;

(d)	LBIX shall honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of LBIX and any subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six (6) years from the Effective Date.

(e)	The provisions of this Section 4.6(c) and (d) are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, LBIX hereby confirms that it is acting as agent and trustee on their behalf. Furthermore, this Section 4.7 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six (6) years.

ARTICLE 5 CONDITIONS

5.1	MUTUAL CONDITIONS PRECEDENT

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved and adopted by the Liquid Shareholders at the Liquid Meeting in accordance with the Interim Order;

(b)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to LBIX or Liquid, acting reasonably, on appeal or otherwise;

(c)	the LBIX Resolution shall have been approved by the LBIX Shareholders;

(d)	there shall not exist any prohibition at law, including any final, non-appealable cease trade order, injunction or other prohibition or order of any Governmental Entity of competent jurisdiction, which shall restrain, enjoin, make illegal or otherwise prohibit or prevent the consummation of the Arrangement

(e)	LBIX shall continue to be a Foreign Private Issuer and not required to be registered under the US Investment Company Act;

(f)	the distribution of the Consideration Shares, as contemplated in the Plan of Arrangement, in the United States pursuant to the Arrangement shall be exempt from registration requirements under the U.S. Securities Act and except with respect to persons deemed “affiliates” under such enactment, the Consideration Shares, as contemplated in the Plan of Arrangement, to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under such enactment;

(g)	the distribution of the Consideration Shares, as contemplated in the Plan of Arrangement, in Canada pursuant to the Arrangement shall be exempt from registration and prospectus requirements of applicable Canadian securities legislation;

(h)	there shall not be in force any law, ruling, order or decree that makes it illegal or restrains, or enjoins or prohibits the consummation of the transactions contemplated by this Agreement and the Arrangement; and

(i)	this Agreement shall not have been terminated under Article 6.

5.2	CONDITIONS IN FAVOUR OF LIQUID

The obligations of Liquid to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless otherwise waived by Liquid:

(a)	LBIX shall have no less than CDN$250,000 from its current cash and prepaid expenses and shall conduct its business and affairs in the normal course and in accordance with its rights and obligations under this Agreement;

(b)	The contingency fund set out in section 3.1(v)(iv) shall not have been reassigned for any other purpose than set out therein;

(c)	Any receivables collected by LBIX related to the lease set out in section 3.1(v)(v) shall have been pooled and not have been spent for any purpose other than costs and expenses in relation to such lease;

(d)	the representations and warranties of LBIX contained in this Agreement shall be true as of the Effective Date (except to the extent that the representations and warranties speak as of an earlier date, in which event they shall be true as of such earlier date) as if made on and as of that date except for any failures or breaches of representations and warranties that have not had, or would not have, individually or in the aggregate, a Material Adverse Effect on LBIX or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date; and

(e)	LBIX shall have complied with its obligations under this Agreement, except to the extent the failure to comply with those obligations has not had, or would not have, individually or in the aggregate, a Material Adverse Effect on LBIX or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date.

5.3	CONDITIONS IN FAVOUR OF LBIX

The obligations of LBIX to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless otherwise waived by LBIX:

(a)	the LBIX Management Options are extended for a period of 12 months following the Effective Time, with 25% of such LBIX Management Options of each holder thereof vesting immediately following the Effective Time, with the remainder vesting 25% quarterly thereafter;

(b)	all of the existing directors and officers of LBIX immediately prior to the Effective Time shall have received a general release and indemnity from LBIX on terms satisfactory to such directors and officers;

(c)	LBIX shall be reasonably satisfied that, immediately prior to the Effective Date, all of the outstanding Liquid Options shall have been cancelled or shall otherwise have ceased to exist or represent a liability or obligation of Liquid;

(d)	LBIX shall be reasonably satisfied that, within thirty (30) days of the date of this Agreement and in any event prior to the record date for Liquid Shareholders regarding entitlement to notice of and to vote at the Liquid Meeting, each Liquid Supporting Shareholder has entered into a Liquid Voting Agreement with LBIX in a form satisfactory to LBIX in its sole discretion;

(e)	the representations and warranties of Liquid contained in this Agreement shall be true as of the Effective Date (except to the extent that the representations and warranties speak as of an earlier date, in which event they shall be true as of such earlier date) as if made on and as of that date except for any failures or breaches of representations and warranties that have not had, or would not have, individually or in the aggregate, a Material Adverse Effect on Liquid or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date;

(f)	LBIX shall be reasonably satisfied that, as of the Effective Date, Liquid continues to holds at least 51% of the total outstanding share capital of Majesco, two of the three directors on the Majesco board have been designated by Liquid, and all that documents contemplated in relation to the Majesco Acquisition continue to remain in full force and effect;

(g)	the representations and warranties made in Article II of the Majesco Share Purchase Agreement shall be true as of the Effective Date (except to the extent that the representations and warranties speak as of an earlier date, in which event they shall be true as of such earlier date) as if made on and as of that date, and the covenants and agreements contained in the Majesco Share Purchase Agreement to be performed by Majesco have been fully performed;

(h)	Donohoe Advisory Associates LLC shall be reasonably satisfied in its sole discretion that, as of the Effective Date, there are adequate funds committed under the Liquid Financing such that LBIX and/or Liquid has sufficient capital and/or capital commitments as to satisfy the requirements for the listing and posting for trading on NASDAQ of the Consideration Shares;

(i)	Liquid shall have complied with its obligations under this Agreement, except to the extent the failure to comply with those obligations has not had, or would not have, individually or in the aggregate, a Material Adverse Effect on Liquid or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date.

ARTICLE 6 AMENDMENT AND TERMINATION

6.1	AMENDMENT AND VARIATION

Subject to Sections 6.2 and 6.5 hereof, this Agreement may, at any time and from time to time, before and after the holding of the Meetings, but not later than the Effective Date, be amended or varied by written agreement of Liquid and LBIX, subject to subject to the Interim Order, the Final Order and applicable law, without further notice to or authorization on the part of the Liquid Shareholders and LBIX Shareholders. Without limiting the generality of the foregoing, any such amendment may:

(a)	change the time for the performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the Parties contained herein;

(d)	waive compliance with or modify any mutual conditions precedent herein contained; and/or

(e)	amend the steps comprising the Arrangement.

6.2	AMENDMENT OF PLAN

The Plan of Arrangement may be amended, modified or supplemented in accordance with Section 6.1 of the Plan of Arrangement.

6.3	RIGHTS OF TERMINATION

(a) If any of the conditions contained in Sections 5.1, 5.2 or 5.3 are not fulfilled or performed on or before the Effective Date, the Party not responsible hereunder to fulfill or perform any such condition may terminate this Agreement by notice to the other Party, as the case may be, in writing, and in such event, Liquid or LBIX, as the case may be, shall be released from all obligations under this Agreement, all rights of specific performance by the Parties shall terminate and the other Party shall also be released from all obligations hereunder.

6.4	NOTICE OF UNFULFILLED CONDITIONS

If any Party shall determine at any time prior to the Effective Date that it intends to refuse to consummate the Arrangement or any of the transactions contemplated thereby because of any unfulfilled or unperformed condition precedent contained in this Agreement on the part of the other Party to be fulfilled or performed, such Party, as the case may be, shall so notify the other Party forthwith upon making such determination in order that the other Party shall have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition precedent within a reasonable period of time.

6.5	MUTUAL TERMINATION

This Agreement may, at any time before or after the holding of the Liquid Meeting and LBIX Meeting, but no later than the Effective Date, be terminated by agreement in writing executed by Liquid and LBIX without further action on the part of either of the Liquid Shareholders or LBIX Shareholders.

6.6	EFFECT OF TERMINATION

Upon the termination of this Agreement pursuant to Article 6 hereof, neither Party shall have any liability or further obligation to the other Party.

ARTICLE 7 MERGER

7.1	MERGER OF CONDITIONS

The conditions set out in Sections 5.1, 5.2 and 5.3 hereof shall be conclusively deemed to have been satisfied or waived upon the Effective Date.

7.2	MERGER OF COVENANTS

The provisions of Sections 4.1 and 4.2 hereof shall be conclusively deemed to have been satisfied in all respects upon the Registrar accepting for filing the documents required to be filed pursuant to Section 292 of the BCBCA giving effect to the Arrangement.

7.3	INDEMNIFICATION

Each of the Parties hereto (the “Indemnifying Party”) hereby undertakes with the other Party to this Agreement (the “Indemnified Party”) to indemnify and hold harmless the Indemnified Party from and against all losses, claims, damages, liabilities, actions or demands including, without limiting the generality of the foregoing, amounts paid in any settlement approved by the Indemnifying Party of any action, suit, proceeding or claim, to which the Indemnified Party may become subject insofar as such losses, claims, damages, liabilities, actions or demands arise out of or are based upon any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Agreement or any certificate or notice delivered by it in connection herewith, and will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action or demand.

This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct.

7.4	DEFENCE

Promptly after receipt by the Indemnified Party of notice of a possible action, suit, proceeding or claim referred to in Section 7.3 hereof, the Indemnified Party, if a claim in respect thereof is to be made against the Indemnifying Party under such section, shall provide the Indemnifying Party with written particulars thereof; provided that the failure to so provide the Indemnifying Party with such particulars shall not relieve such Indemnifying Party from any liability which it might have on account of the indemnity provided for in this Article 7, except insofar as such failure shall prejudice such Indemnifying Party. The Indemnified Party shall also provide the Indemnifying Party with copies of all relevant documentation, and unless the Indemnifying Party assumes the defence thereof, shall keep such Indemnifying Party advised of the progress thereof and shall keep such Indemnifying Party advised of all significant actions proposed. An Indemnifying Party shall be entitled, at its own expense, to participate in and, to the extent that it may wish, to assume the defence of any such action, suit, proceeding or claim but such defence shall be conducted by counsel of good standing approved by the Indemnified Party, such approval not to be unreasonably withheld. Upon the Indemnifying Party notifying the Indemnified Party of its election so to assume the defence and retaining such counsel, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by it in connection with such defence other than for reasonable costs of investigation. If such defence is assumed by the Indemnifying Party, it shall, throughout the course thereof, provide copies of all relevant documentation to the Indemnified Party, keep such Indemnified Party advised of the progress thereof and shall discuss with the Indemnified Party all significant actions proposed. No Indemnifying Party shall enter into any settlement without the consent of the Indemnified Party, but such consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to employ counsel of their own choice in respect of the defence of any such action, suit, proceeding or claim if:

(a)	the employment of such counsel has been authorized by the Indemnifying Party in connection with such defence;

(b)	counsel retained by the Indemnifying Party or the Indemnified Party shall have advised the Indemnified Party that there may be legal defences available to it which are different from or in addition to those available to the Indemnifying Party (in which event, and to that extent, the Indemnifying Party shall not have the right to assume or direct the defence on behalf of the Indemnified Party) or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party; or

(c)	the Indemnifying Party shall not have assumed such defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding or claim.

7.5	TERM

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

ARTICLE 8 GENERAL

8.1	NOTICES

All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile, in each case to the attention of the senior officer at the following addresses or at such other address as shall be specified by a Party by like notice:

(a)	if to Liquid:

Suite 1000 - 409 Granville Street

Vancouver, British Columbia V6C 1T2

Attention: Krysanne Katsoolis

with a copy to:

Segev LLP

Suite 310, 318 Homer Street

Vancouver, BC, V6B 2V2

Attention: Danny Matthews

Facsimile: 604.629.5409

(b)	if to LBIX:

33 W. 8th Avenue - Unit 101

Vancouver, BC V5Y 1M8

Attention: Ralph McRae

Facsimile: 604.685.5249

with a copy to:

Dumoulin Black LLP

10th Floor – 595 Howe Street

Vancouver, BC, V6C 2T5

Attention: Kristopher Britch

Facsimile: 604.687.8772

Any notice that is delivered to such address shall be deemed to be delivered on the date of delivery if delivered on a Business Day prior to 5:00 p.m. (local time at the place of receipt) or on the next Business Day if delivered after 5:00 p.m. or on a non-Business Day. Any notice delivered by facsimile transmission shall be deemed to be delivered on the date of transmission if delivered on a Business Day prior to 5:00 p.m. (local time at the place of receipt) or on the next Business Day if delivered after 5:00 p.m. or on a non-Business Day.

8.2	TIME OF THE ESSENCE

Time shall be of the essence in this Agreement.

8.3	ASSIGNMENT

Neither Liquid nor LBIX may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the other of them.

8.4	BINDING EFFECT

This Agreement and the Plan of Arrangement shall be binding upon and shall enure to the benefit of each of LBIX and Liquid and the respective successors and permitted assigns thereof.

8.5	WAIVER

Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or release.

8.6	FURTHER ASSURANCES

Each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts, and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as may be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Arrangement.

8.7	GOVERNING LAW

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia. Each Party hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

8.8	EXPENSES

Except as otherwise provided herein, each Party to this Agreement will be responsible for all of its own expenses, legal and other professional fees, disbursements, and all other costs incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and all documents and instruments relating hereto and the consummation of the transactions contemplated hereby.

8.9	SEVERABILITY

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, then:

(a)	that provision shall (to the extent of the invalidity, illegality or unenforceability) be given no effect and shall be deemed not to be part of this Agreement; and

(b)	the Parties hereto shall use all reasonable commercial efforts to replace each invalid, illegal or unenforceable provision with a valid, legal and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.

8.10	PARTIES IN INTEREST

This Agreement will be binding upon and inure solely to the benefit of each Party, and, other than pursuant to Article 7 hereof, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11	COUNTERPARTS

This Agreement may be executed in one or more counterparts, manually or by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date and year first above written.

LIQUID MEDIA GROUP LTD.

Per:	“Krysanne Katsoolis”
Name:	Krysanne Katsoolis
Title:	Chief Executive Officer

LEADING BRANDS, INC.

Per:	“Ralph McRae”
Name:	Ralph McRae
Title:	Chief Executive Officer

APPENDIX I

TO THE AMENDED AND RESTATED ARRANGEMENT AGREEMENT MADE AS OF , 2018 BETWEEN LIQUID MEDIA GROUP LTD. AND LEADING BRANDS, INC.

PLAN OF ARRANGEMENT UNDER

SECTION 288 OF THE BRITISH COLUMBIA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined shall have the meanings ascribed to them below:

“Arrangement” means the arrangement of Liquid under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6.2 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Liquid and LBIX, each acting reasonably);

“Arrangement Agreement” means the amended and restated arrangement agreement dated as of , 2018 between Liquid and LBIX, as may be amended, amended and restated or supplemented prior to the Effective Date;

“Arrangement Resolution” means the Special Resolution of the Liquid Shareholders approving the Plan of Arrangement which is to be considered at the Liquid Meeting;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“business day” means any day other than a Saturday, Sunday, a federal holiday in Canada or a day other than a day on which banks are not open for business in Vancouver, British Columbia;

“Consideration” means the consideration to be received by the Liquid Shareholders pursuant to this Plan of Arrangement as consideration for their Liquid Shares, consisting of 0.5741 of one LBIX Share for each Liquid Share;

“Court” means the Supreme Court of British Columbia;

“Depositary” means any trust company, bank or other financial institution agreed to in writing by Liquid and LBIX for the purpose of, among other things, exchanging certificates representing Liquid Shares for the Consideration in connection with the Arrangement;

“Dissent Right” shall have the meaning ascribed thereto in Section 4.1(a);

“Dissenting Shareholder” means a registered holder of Liquid Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for their Liquid Shares;

“Dissenting Shares” means Liquid Shares held by a Dissenting Shareholder who has demanded and perfected Dissent Rights in respect of the Liquid Shares in accordance with the Interim Order and who, as of the Effective Time has not effectively withdrawn or lost such Dissent Rights;

“Effective Date” means the date upon which the Arrangement becomes effective as set out in Section 2.8(a) of the Arrangement Agreement;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Encumbrance” means any pledges, liens, charges, security interests, leases, title retention agreements, mortgages, hypothecs, title defects, options or adverse claims or encumbrances of any kind or character whatsoever, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to Liquid and LBIX, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Liquid and LBIX, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Liquid and LBIX, each acting reasonably) on appeal;

“final proscription date” shall have the meaning ascribed thereto in Section 5.5;

“Former Liquid Shareholders” means, at and following the Effective Time, the registered Liquid Shareholders immediately prior to the Effective Time;

“Interim Order” means the interim order of the Court in a form acceptable to Liquid and LBIX, each acting reasonably, providing for, among other things, the calling and holding of the Liquid Meeting, as the same may be amended by the Court with the consent of Liquid and LBIX, each acting reasonably;

“law” or “laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority, and the term “applicable” with respect to such laws and in a context that refers to a Party, means such laws as are applicable to such Party and/or its subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its subsidiaries or its or their business, undertaking, property or securities;

“LBIX” means Leading Brands, Inc., a company existing under the BCBCA;

“LBIX Shares” means the common shares of LBIX;

“Letter of Transmittal” means the letter of transmittal to be forwarded by Liquid to Liquid Shareholders together with the Liquid Circular or such other equivalent form of letter of transmittal acceptable to LBIX acting reasonably;

“Liquid” means Liquid Media Group Ltd., a company existing under the BCBCA;

“Liquid Circular” means the notice of the Liquid Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Liquid Shareholders in connection with the Liquid Meeting, as amended, supplemented or otherwise modified from time to time;

“Liquid Meeting” means the special meeting of Liquid Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Liquid Options” means the outstanding options to purchase Liquid Shares granted under the Liquid Stock Option Plan;

“Liquid Preferred Shares” has the meaning set out in in Section 3.2(i) of the Arrangement Agreement;

“Liquid Securityholders” means the Liquid Shareholders and holders of Liquid Options and Liquid Warrants at the applicable time;

“Liquid Shareholders” means the holders of Liquid Shares at the applicable time;

“Liquid Shares” means the common shares in the authorized share capital of Liquid;

“Liquid Stock Option Plan” means the stock option plan of Liquid, approved most recently by the Liquid Shareholders on July 28, 2017;

“Liquid Warrants” means the outstanding common share purchase warrants to acquire Liquid Shares;

“Parties” means Liquid and LBIX, and “Party” means either of Liquid or LBIX;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6	Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful currency of the United States of America and “$” refers to U.S. dollars.

1.7	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in Vancouver, British Columbia unless otherwise stipulated herein.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2	Binding Effect

At the Effective Time, this Plan of Arrangement shall be binding on:

(a)	LBIX;

(b)	Liquid;

(c)	all registered and beneficial Liquid Shareholders, including Dissenting Shareholders;

(d)	all registered and beneficial holders of Liquid Warrants;

(e)	all registered and beneficial holders of Liquid Preferred Shares;

(f)	the registrar and transfer agent in respect of the Liquid Shares and the LBIX Shares; and

(g)	the Depositary.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

At the Effective Time, except as otherwise noted herein, the following shall occur and shall be deemed to occur sequentially, in the following order, without any further act or formality required on the part of any Person, in each case effective as at the Effective Time:

(a)	each Liquid Share (other than any Liquid Shares held by LBIX and any Liquid Shares in respect of which any Liquid Shareholder has validly exercised his, her or its Dissent Right) shall be deemed to be transferred to LBIX (free and clear of any Encumbrances) in exchange for the Consideration, subject to Article 4 hereof;

(b)	each Liquid Share in respect of which any Liquid Shareholder has validly exercised his, her or its Dissent Right shall be directly transferred and assigned by such Dissenting Shareholder to LBIX (free and clear of any Encumbrances) in accordance with Article 4 hereof;

(c)	with respect to each Liquid Share transferred and assigned in accordance with Section 3.1(a) or Section 3.1(b) hereto:

(i)	the registered holder thereof shall cease to be the registered holder of such Liquid Share and the name of such registered holder shall be removed from the register of Liquid Shareholders as of the Effective Time;

(ii)	the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Liquid Shares in accordance with Section 3.1(a) or Section 3.1(b) hereto, as applicable; and

(iii)	LBIX will be the holder of all of the outstanding Liquid Shares and the register of Liquid Shareholders shall be revised accordingly;

(d)	in accordance with the certificates governing the terms and conditions of the Liquid Warrants, each holder of a Liquid Warrant outstanding immediately prior to the Effective Time shall be entitled to receive (and such holder shall accept), upon the exercise of such holder’s Liquid Warrants, in lieu of each Liquid Share to which such holder was theretofore entitled, upon such exercise and for the same aggregate consideration payable therefor, the number of LBIX Shares equal to the product of: (i) the number of Liquid Shares subject to such Liquid Warrant immediately prior to the Effective Time; and (ii) 0.5741. Each liquid Warrant shall continue to be governed by and be subject to the terms of the certificate governing the terms and conditions of such Liquid Warrant; and

(e)	the exchanges, cancellations and transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding certain procedures related thereto may not be completed until after the Effective Date.

3.2	Post-Effective Time Procedures

(a)	Following the receipt of the Final Order and prior to the Effective Date, LBIX shall deliver or arrange to be delivered to the Depositary the Consideration, comprised of certificates representing the LBIX Shares required to be issued to Former Liquid Shareholders in accordance with the provisions of Section 3.1(a) hereof, which certificates shall be held by the Depositary as agent and nominee for such Former Liquid Shareholders for distribution to such Former Liquid Shareholders in accordance with the provisions of Article 5 hereof.

(b)	Subject to the provisions of Article 5 hereof, and upon return of a properly completed Letter of Transmittal by a registered Former Liquid Shareholder together with certificates, if any, which, immediately prior to the Effective Time represented Liquid Shares and such other documents as the Depositary may require, Former Liquid Shareholders shall be entitled to receive delivery of the certificates representing the LBIX Shares to which they are entitled pursuant to Section 3.1(a) hereof.

3.3	No Fractional LBIX Shares

In no event shall any holder of Liquid Shares be entitled to a fractional LBIX Share. Where the aggregate number of LBIX Shares to be issued to a Liquid Shareholder as consideration under this Arrangement would result in a fraction of a LBIX Share being issuable, the number of LBIX Shares to be received by such Liquid Shareholder shall be rounded down to the nearest whole LBIX Share in the event a Liquid Shareholder is entitled to a fractional share representing 0.5 or less of a LBIX Share and shall be rounded up to the nearest whole LBIX Share in the event a Liquid Shareholder is entitled to a fractional share representing more than 0.5 of a LBIX Share.

ARTICLE 4

DISSENT RIGHTS

4.1	Rights of Dissent

(a)	Pursuant to the Interim Order, Liquid Shareholders may exercise rights of dissent (“Dissent Rights”) under Division 2 of Part 8 of the BCBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to Liquid Shares in connection with the Arrangement, provided that the written notice setting forth the objection of such registered Liquid Shareholders to the Arrangement and exercise of Dissent Rights must be received by Liquid not later than 5:00 p.m. on the business day that is two (2) business days before the Liquid Meeting or any date to which the Liquid Meeting may be postponed or adjourned and provided further that holders who exercise such Dissent Rights and who:

(i)	are ultimately entitled to be paid fair value for their Liquid Shares, which fair value, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, shall be determined as of the close of business on the day before the Effective Date, shall be deemed to have transferred their Liquid Shares to LBIX as of the Effective Time, without any further act or formality and free and clear of all Encumbrances, in consideration for the payment by LBIX of the fair value thereof, in cash; and

(ii)	are ultimately not entitled, for any reason, to be paid fair value for their Liquid Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Liquid Shares and shall be entitled to receive only the consideration contemplated in Section 3.1(a) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights;

(b)	in no circumstances shall Liquid, LBIX or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Liquid Shares in respect of which such rights are sought to be exercised; and

(c)	for greater certainty, in no case shall Liquid, LBIX or any other Person be required to recognize Dissenting Shareholders as Liquid Shareholders after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of Liquid Shareholders as of the Effective Time. In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, and for greater certainty, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Liquid Options or Liquid Warrants; and (ii) Liquid Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution.

ARTICLE 5

DELIVERY OF CONSIDERATION

5.1	Delivery of Consideration

(a)	Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Liquid Shares that were exchanged for the Consideration in accordance with Section 3.1(a) hereof, together with such other documents and instruments as would have been required to effect the transfer of the Liquid Shares formerly represented by such certificate under the BCBCA and the articles of Liquid and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the LBIX Shares that such holder is entitled to receive in accordance with Section 3.1(a) hereof.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Liquid Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1(a) hereof.

5.2	Lost Certificates

If any certificate, that immediately prior to the Effective Time represented one or more outstanding Liquid Shares that were exchanged for the Consideration in accordance with Section 3.1 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive in accordance with Section 3.1 hereof. When authorizing such delivery of Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to LBIX and the Depositary in such amount as LBIX and the Depositary may direct, or otherwise indemnify LBIX and the Depositary in a manner satisfactory to LBIX and the Depositary, against any claim that may be made against LBIX or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles and by-laws of Liquid.

5.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to LBIX Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Liquid Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2 hereof. Subject to applicable law and to Section 5.4 hereof, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such LBIX Shares.

5.4	Withholding Rights

LBIX, Liquid and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends or other distributions otherwise payable to any former Liquid Securityholder such amounts as LBIX, Liquid or the Depositary may be required to deduct and withhold therefrom under any provision of applicable laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Arrangement as having been paid to the Person to whom such amounts would otherwise have been paid.

5.5	Limitation and Proscription

To the extent that a Former Liquid Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 hereof on or before the date that is six (6) years after the Effective Date (the “final proscription date”), then the Consideration that such Former Liquid Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof, and the Consideration to which such Former Liquid Shareholder was entitled shall be delivered to LBIX by the Depositary and certificates representing LBIX Shares forming a portion of the Consideration shall be cancelled by LBIX, and the interest of the Former Liquid Shareholder in the Consideration to which it was entitled shall be terminated as of such final proscription date.

5.6	No Encumbrances

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Encumbrances.

5.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Liquid Shares and Liquid Options or Liquid Warrants issued prior to the Effective Time, (ii) the rights and obligations of the registered Liquid Shareholders and holders of Liquid Options, and Liquid, LBIX, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Liquid Shares, Liquid Options or Liquid shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	LBIX and Liquid reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by LBIX and Liquid; (iii) filed with the Court and, if made following the Liquid Meeting, approved by the Court; and (iv) communicated to Liquid Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Liquid at any time prior to the Liquid Meeting provided that LBIX shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the Liquid Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Liquid Meeting shall be effective only if: (i) it is consented to in writing by each of LBIX and Liquid; (ii) it is filed with the Court (other than amendments contemplated in Section 6.1(d), which shall not require such filing) and (iii) if required by the Court, it is consented to by holders of the Liquid Shares voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by LBIX, provided that it concerns a matter that, in the reasonable opinion of LBIX, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Former Liquid Shareholder or former holder of Liquid Options.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.